EXHIBIT 77D

AT A REGULAR MEETING HELD ON JANUARY 16, 2002, THE BOARD OF DREYFUS BASIC INTERMEDIATE MUNICIPAL BOND PORTFOLIO (SERIES 2) ADOPTED A FUNDAMENTAL POLICY TO INVEST AT LEAST 80% OF THE VALUE OF ITS ASSETS IN BONDS THAT PROVIDE INCOME EXEMPT FROM FEDERAL INCOME TAXES. THE BOARD OF DREYFUS BASIC MUNICIPAL BOND PORTFOLIO (SERIES 3) ADOPTED A FUNDAMENTAL POLICY TO INVEST AT LEAST 80% OF THE VALUE OF ITS ASSETS IN BONDS THAT PROVIDE INCOME EXEMPT FROM FEDERAL INCOME TAXES. THE BOARD OF DREYFUS BASIC NEW JERSEY MUNICIPAL MONEY MARKET PORTFOLIO (SERIES 4) ADOPTED A FUNDAMENTAL POLICY TO INVEST AT LEAST 80% OF THE FUND'S ASSETS IN DEBT SECURITIES THAT PROVIDE INCOME EXEMPT FROM THE FEDERAL AND NEW JERSEY PERSONAL INCOME TAXES.